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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 31, 2008

                             FOX CHASE BANCORP, INC.
                             -----------------------
             (Exact Name of Registrant as Specified in Its Charter)

      UNITED STATES                    1-32971               33-1145559
      -------------                    -------               ----------
(State or other jurisdiction of      (Commission            (IRS Employer
incorporation or organization)       File Number)          Identification No.)

                4390 DAVISVILLE ROAD, HATBORO, PENNSYLVANIA 19040
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                 (215) 682-7400
                                 --------------
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
                                 --------------
          (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
              ------------------------------------------------------------------
              APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF
              -------------------------------------------------------------
              CERTAIN OFFICERS.
              ----------------

         On October 31, 2008, Fox Chase Bancorp, Inc. (the "Company") and Fox Chase Bank (the "Bank") entered into a three-year employment agreement with Roger S. Deacon, Executive Vice President and Chief Financial Officer. The term of the employment agreement may be renewed on an annual basis after review by the respective Compensation Committees of the Boards of Directors. The employment agreement establishes an initial base salary of $179,040. In addition to base salary, the employment agreement provides for, among other things, participation in employee benefit plans, stock-based benefits, incentive compensation, bonuses and fringe benefits.

         The employment agreement also provides a disability benefit equal to two-thirds of Mr. Deacon's monthly rate of base salary as of his termination date. Disability payments are reduced by any disability benefits paid under any policy or program maintained by the Bank. Mr. Deacon will cease to receive disability payments upon the earlier of: (1) the date he returns to full-time employment; (2) his death; or (3) his attainment of age 65.

         The employment agreement provides that the Bank and the Company may terminate Mr. Deacon's employment for cause, as described in the employment agreements, at any time. If the Bank or the Company terminates Mr. Deacon's employment for reasons other than for cause or if he resigns from the Bank or the Company after specified circumstances set forth in the agreements that would constitute constructive termination, Mr. Deacon or, if he dies, his beneficiary, would be entitled to receive his base salary and the value of all benefits he would have received during the remaining term of the agreement under any retirement program (tax-qualified or non-qualified) in which Mr. Deacon participated before his termination of employment. In addition, Mr. Deacon will continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental) or life insurance coverage for the remaining term of this agreement. In connection with such termination, the employment agreement provides non-competition and non-solicitation provisions for a one year period from the date of termination.

         Following a change in control of the Bank or the Company, under the terms of the employment agreement, if Mr. Deacon voluntarily terminates (upon circumstances discussed in the agreement) or involuntarily terminates employment, Mr. Deacon or, if he dies, his beneficiary, would be entitled to receive a severance payment equal to the greater of: (1) the payments and benefits due for the remaining term of the agreement or (2) three times his average base salary for the three preceding taxable years or three times his base salary for the most recent taxable year (or portion of the taxable year). The Company and the Bank would also continue to pay or provide for life, medical and dental coverage Mr. Deacon and his dependents for 36 months following his termination of employment.



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         Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. The employment agreement limits payments made to Mr. Deacon in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

         In connection with entering into the employment agreement, the two-year change in control agreement that Mr. Deacon entered into with the Bank on July 6, 2007 was terminated. Under the change in control agreement, following a change in control (as defined in the agreement), if Mr. Deacon's employment with the Bank was involuntarily terminated for reasons other than for cause, or if Mr. Deacon voluntarily resigned from the Bank upon the occurrence of circumstances specified in the agreement, Mr. Deacon would have received a severance payment under the agreement equal to twenty-four months base salary plus incentive compensation.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.




Date: November 5, 2008                  By: /s/ Jerry D. Holbrook
                                            ------------------------------------
                                            Jerry D. Holbrook
                                            Executive Vice President and Chief
                                            Operating Officer